EXHIBIT 99
CONTACT:

Investors:                       Genesis
                                 George V. Hager, Jr.
                                 Senior Vice President and
                                   Chief Financial Officer
                                 Phone: 610-444-6350

                                 Vitalink
                                 Scott T. Macomber
                                 Senior Vice President and
                                   Chief Financial Officer
                                 Phone: 630-245-4800

                                 Manor Care
                                 Leigh C. Comas
                                 Vice President, Finance and Treasurer
                                 Phone:  301-979-4000

Media:                           Genesis
                                 Jeanne Moore
                                 Director Public Relations
                                 Phone:  410-494-8978
                                 Genesis Health Ventures to Acquire
                                 Vitalink Pharmacy Services, Inc.
                                 Establishing a $900 Million Integrated Pharmacy Services Business


                  KENNETT SQUARE, PA - April 27,1998. Genesis Health Ventures, Inc. (NYSE:GHV), a leading provider of eldercare services in the eastern and mid-western United States, today announced that it has entered into a definitive agreement to acquire Vitalink Pharmacy Services, Inc. (NYSE:VTK), for approximately $600 million plus the assumption of approximately $90 million of indebtedness for a total consideration of approximately $690 million. Genesis will merge Vitalink with its NeighborCareSM pharmacy operations to create a combined inte-


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grated pharmacy services  business with revenues of approximately  $900 million.
The transaction has been unanimously approved by the Boards of Directors of both companies.

                  Genesis will offer $22.50 per share to acquire all of Vitalink's outstanding shares in a cash election merger. Vitalink shareholders will be permitted to elect to receive either $22.50 per share in cash or $22.50 per share in a dividend yielding convertible preferred stock with the preferred stock to account for 50% of the total consideration. Manor Care, Inc. (NYSE:MNR), the holder of approximately 50% of the shares of Vitalink, has agreed to elect to exchange all of its Vitalink shares for the preferred stock. The form of Manor Care's consideration will be prorated to the extent that other Vitalink shareholders elect to receive preferred stock.


                  The preferred stock will have a face value of approximately $300 million and an initial dividend of 5.9375% and generally will not be transferable without the consent of Genesis. The terms of the transaction call for the preferred stock to be convertible into Genesis common shares at $37.20 per share and it may be called for


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conversion  after three years,  provided  Genesis'  stock price reaches  certain trading levels. After the fourth year, if Genesis' stock price has not reached specified trading levels, the preferred stock may be called for conversion by Genesis subject to a market-based call premium provision.

                  "The acquisition of Vitalink is consistent with our stated goal to significantly expand the specialty medical and community-based services components of our business in fiscal 1998 and will be accretive to earnings per share," commented Michael R. Walker, Genesis Chairman and Chief Executive Officer.

                  "Vitalink adds approximately 172,000 beds and 57 pharmacies to NeighborCare, with approximately 75% of the revenues and cash flows in or adjacent to Genesis' existing markets. On a pro forma basis, our NeighborCare pharmacy and medical equipment/supply business will account for approximately 47% of Genesis' consolidated revenues," Walker noted.

                  "Together, our more than 100 institutional and community-based pharmacies will serve more than 260,000 long-term care beds, 80% of which are located in or adjacent to our five regional market concentrations in the eastern and mid-western United States," he said. "In addition, we will be well positioned to pursue the community-based opportunities that we expect will fuel market growth and expansion in the coming years," Walker added.

                  Stewart Bainum, Jr., Chairman and Chief Executive Officer of Manor Care, commented, "The combination of Vitalink and NeighborCare will be a powerful force in the institutional pharmacy business. This transaction enhances Manor Care's pharmacy investment, providing the Company with a stronger platform for improved returns." Bainum continued, "The convertible preferred stock that we anticipate receiving as consideration for our interest in Vitalink will provide current cash flow to Manor Care on a tax-efficient basis for investment in our high growth assisted living business."

                  Following the sale, Manor Care will continue to purchase from the Vitalink operations all of its pharmacy services and related pharmacy consulting services.

                  Manor Care has provided Genesis with an irrevocable proxy to vote its Vitalink shares in favor of the merger. Upon closing of the transaction, it is anticipated that Manor Care will own approximately 18% of Genesis' pro forma diluted shares outstanding assuming the Vitalink shareholders other than Manor Care elect to receive cash for their shares. Manor Care will be subject to certain voting and standstill agreements and will have one representative on the Genesis Board of Directors.

                  The combination of the equity to be issued in this transaction through the convertible preferred stock along with


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expected  deleveraging  events in the range of  $200-$250  million  will  assist
Genesis in achieving a 50% debt to total book capitalization ratio.

                  The transaction is subject to regulatory and shareholder approval of both companies as well as receipt of financing and is expected to close in late fiscal year 1998.

                  The above statements include forward-looking  statements.  The
Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance. Numerous factors exist which, in some cases have affected, and in the future could cause results to differ materially from these expectations. These statements involve risks and uncertainties concerning the implementation and interpretation of healthcare reform legislation and other factors as detailed from time to time in the Company's filings with the Securities and Exchange Commission.

                  Vitalink provides medications, consulting, infusion and other ancillary services to customers with 172,000 institutional beds in 36 states as well as to home infusion patients.

                  Manor  Care,  Inc.,   founded  in  1959  through  a  corporate
predecessor, is the industry leader in Alzheimer's disease management and one of the largest long-term care providers in the

United States. The Company operates 171 nursing facilities containing 24,124 beds and 37 assisted living facilities with 3,875 units in 29 states. Manor Care owns approximately 50% of Vitalink Pharmacy Services, Inc. and holds a controlling interest in In Home Health, Inc. (NASDAQ:IHHI).

                  Genesis Health Ventures, Inc., a recognized innovator in the healthcare industry, was founded in 1985 to redefine how America cares for the elderly and is dedicated to helping older adults live a Full LifeSM as independently as possible in their later years. The Company, which consolidated its businesses under the brand name Genesis ElderCareSM" in 1996, has established Genesis ElderCareSM Networks in five regional markets in the eastern United States and currently serves more than 150,000 customers daily.